Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of The Lovesac Company on Form S-1/A of our report dated April 20, 2018, except for the last two paragraphs of Note 12, as to which is dated May 23, 2018, with respect to our audits of the consolidated financial statements of The Lovesac Company as of February 4, 2018 and January 29, 2017 and for the fiscal years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Marcum llp

Hartford, CT

June 18, 2018